UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGITAL HEALTH ACQUISITION CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On October 4, 2022, Digital Health Acquisition Corp. (the “Company” or “DHAC”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its special meeting of stockholders scheduled to be held on October 20, 2022 (the “Special Meeting”).

This Amendment (this “Amendment”) to the Proxy Statement is being made available on October 14, 2022 to the shareholders of record as of September 30, 2022 for use at the Company’s Special Meeting.

Except as described in this Amendment, the information provided in the Proxy Statement remains unchanged and continues to apply. To the extent the information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment shall control. This Amendment should be read in conjunction with the Proxy Statement. A copy of the Proxy Statement is available on the internet at www.proxyvote.com, or on the SEC’s EDGAR system at www.sec.gov/edgar.

CHANGES TO PROXY STATEMENT

The Proxy Statement incorrectly stated that the Company will not proceed with the Charter Amendment if the redemption of public shares in connection to the Special Meeting would cause DHAC to have net tangible assets of less than $5,000,001. To be consistent with the Company’s Amended and Restated Certificate of Incorporation, such statement shall be removed. This Amendment is provided to remove such incorrect disclosures in the Proxy Statement.

Amendments to the Proxy Statement

The disclosure provided in the last paragraph on page 9 of the Proxy Statement is amended and restated in its entirety to read as follows:

“Holders (“public stockholders”) of the Company’s common stock $0.0001, par value per share (“public shares”), may elect to redeem their shares for their pro rata portion of the funds available in the trust account in connection with the Charter Amendment Proposal (the “Election”) regardless of whether or how such public stockholders vote with respect to the Charter Amendment Proposal. If the Charter Amendment Proposal and Trust Amendment Proposal are approved by the requisite vote of stockholders, the remaining public stockholders will retain their right to redeem their public shares for their pro rata portion of the funds available in the trust account when the Business Combination is submitted to the stockholders. Furthermore, if the Charter Amendment Proposal and the Trust Amendment Proposal are approved and the Extension or any additional extension(s) is implemented, then in accordance with the terms of that certain investment management trust agreement, dated as of November 3, 2021, by and between the Company and Continental Stock Transfer & Trust Company (as amended, the “Trust Agreement”), the trust account will not be liquidated (other than to effectuate the redemptions) until the earlier of (a) receipt by the trustee of a termination letter (in accordance with the terms of the Trust Agreement) or (b) the Extended Termination Date.”

The disclosure provided in the first paragraph under “Redemption Rights” on page 13 of the Proxy Statement is amended and restated in its entirety to read as follows:

“Pursuant to our currently existing charter, our public shareholders shall be provided with the opportunity to redeem their public shares upon the approval of the Charter Amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (less $100,000 of net interest to pay potential dissolution expenses), divided by the number of then outstanding public shares. If your redemption request is properly made and the Charter Amendment is approved, these shares will cease to be outstanding and will represent only the right to receive such amount. For illustrative purposes, based on funds in the Trust Account of approximately $117.3 million on September 21, 2022, the estimated per share conversion price would have been approximately $10.20.”

The disclosure provided in the last paragraph on page 17 of the Proxy Statement is amended and restated in its entirety to read as follows:

“In connection with the Charter Amendment Proposal, public stockholders may elect (the “Election”) to redeem their shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to DHAC to pay franchise and income taxes, divided by the number of then outstanding public shares, regardless of whether such public stockholders vote “FOR” or “AGAINST” the Charter Amendment Proposal or the Trust Amendment Proposal, and an Election can also be made by public stockholders who do not vote, or do not instruct their broker or bank how to vote, at the Special Meeting. Public stockholders may make an Election regardless of whether such public stockholders were holders as of the record date. If the Charter Amendment Proposal, the Trust Amendment Proposal and the Adjournment Proposal are approved by the requisite vote of stockholders, the remaining holders of public shares will retain their right to redeem their public shares when the proposed business combination is submitted to the stockholders, subject to any limitations set forth in our charter, as amended by the Charter Amendment (as long as their election is made at least two (2) business days prior to the meeting at which the stockholders’ vote is sought). Each redemption of shares by our public stockholders will decrease the amount in our Trust Account, which held approximately $117.3 million of marketable securities as of September 21, 2022. In addition, public stockholders who do not make the Election would be entitled to have their shares redeemed for cash if DHAC has not completed a business combination by the applicable termination date. Our sponsor, our officers and directors and our other initial stockholders, own an aggregate of 2,875,000 shares of our common stock, which we refer to as the “Founder Shares”, that were issued prior to our IPO.”